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                                                                     EXHIBIT 18

                                 FIRST AMENDMENT
                       TO DIRECTOR BENEFIT TRUST AGREEMENT

            First Amendment to Director Benefit Trust Agreement dated as of the 1st day of January, 1997 (the "First Amendment") by and between New York State Electric & Gas Corporation (the "Corporation") and Bankers Trust Company, a New York Banking Corporation, as Trustee ("Trustee") amending certain provisions of the Director Benefit Trust Agreement, dated as of July 1, 1994, (the "Trust Agreement") by and between the Corporation and the Trustee.

            WHEREAS, the Corporation has, effective January 1, 1997, adopted a Director Share Plan which provides for the payment to non-employee directors of certain benefits upon their ceasing to serve as directors and a related Deferred Compensation Plan - Director Share Plan which allows non-employee directors to defer the payment of said benefits over a period of time after ceasing to serve as directors.

            WHEREAS, the parties hereto wish to amend the Trust Agreement to include the benefits provided under the Director Share Plan and the deferred compensation benefits provided under the Deferred Compensation Plan - Director Share Plan as benefits subject to the Trust Agreement.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

            1. The second WHEREAS clause of the Trust Agreement is hereby amended to read in its entirety as follows:

                  WHEREAS, the Corporation has adopted a Retirement Plan for Directors effective as of January 1, 1992 ("Retirement Plan for Directors") to provide a retirement benefit to eligible Directors, a Director Share Plan effective as of January 1, 1997 ("Director Share Plan") to provide a benefit to eligible Directors upon their ceasing to serve as directors and a Deferred Compensation Plan - Director Share Plan effective as of January 1, 1997 ("Director Share Deferred Compensation Plan") to permit deferral of benefits under the Director Share Plan (hereinafter the Deferred Compensation Plan for Directors, the Retirement Plan for Directors, the Director Share Plan and the Director Share Deferred Compensation Plan, each as amended and as may be amended from time to time, are called the "Plans"); and

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            2. Section 2.4 of the Trust Agreement is hereby amended by inserting the following paragraph at the end of the section:

                  For the purpose of determining the amount of the Corporation's contributions under Sections 2.2 and 2.3 hereof, the present value of Benefits under the Director Share Plan and the Director Share Deferred Compensation Plan shall be calculated as follows: (a) with respect to directors participating in the Director Share Plan (regardless of whether they also participate in the Director Share Deferred Compensation Plan) who as of the Change in Control or the applicable December 31, as the case may be, continue to be directors of the Corporation, the present value of Benefits shall be calculated
                  (i) in the case of a determination under Section 2.2 hereof, by multiplying the number of Phantom Shares and Dividend Phantom Shares (as defined in the Director Share Plan) credited to each Director as of the Change in Control by the average closing price of the Corporation's common stock for the five trading days immediately preceding the Change in Control, and (ii) in the case of a determination under Section
                  2.3 hereof, by multiplying the number of Phantom Shares and Dividend Phantom Shares credited to each Director as of the most recent December 31 by the average closing price of the Corporation's common stock for the five trading days immediately preceding that December 31; and (b) with respect to participants in the Director Share Deferred Compensation Plan who as of the Change in Control or the applicable December 31 are no longer directors of the Corporation, the present value of Benefits shall be the total of all amounts deferred for each director under the Director Share Deferred Compensation Plan, together with applicable interest already accrued, less all payments previously made pursuant to the Director Share Deferred Compensation Plan, as of the Change in Control, in the case of a determination under Section 2.2 hereof, or as of the most recent December 31, in the case of a determination under Section 2.3 hereof.


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            3. Except as expressly modified hereby, the terms and provisions of the Trust Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.

NEW YORK STATE ELECTRIC &                 BANKERS TRUST COMPANY
  GAS CORPORATION


By:                                       By:
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